Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results
Strong Performance from Both Business Segments Drives Record Revenues
(Minneapolis, MN, November 15, 2018) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") products, services, and solutions, reported revenue of $65.7 million for the fourth fiscal quarter of 2018 compared to $45.1 million in the fourth fiscal quarter of 2017 and to our guidance range of $60.0 million to $64.0 million. This reflects a 45.6% growth rate compared to the prior year quarter and a record fourth quarter revenue performance.
Net income for the fourth fiscal quarter of 2018 was $3.6 million, or $0.13 per diluted share, compared to $4.3 million, or $0.16 per diluted share in the fourth fiscal quarter of 2017 and to our guidance range of $0.05 to $0.10 per diluted share. Our adjusted net income for the fourth fiscal quarter of 2018 was $2.2 million, or $0.08 per diluted share, compared to $4.2 million, or $0.16 per diluted share for the fourth fiscal quarter of 2017.
Adjusted EBITDA in the fourth fiscal quarter of 2018 was $7.5 million, or 11.5% of total revenue, compared to our guidance range of $6.5 million to $7.5 million. In the fourth fiscal quarter of 2017 our adjusted EBITDA was $7.0 million, or 15.5% of total revenue.
Reconciliations of GAAP and non-GAAP financial measures, including Adjusted Net Income and Adjusted EBITDA, appear at the end of this release.
Management Commentary - Ron Konezny, President and Chief Executive Officer
“We capped off a great year with record revenues for the quarter and for the year. During the year, we completed several key strategic initiatives. Momentum from both business segments positions our agile, athletic and innovative organization to drive revenue growth, expand profitability and build on our leadership position.”
Financial Results

GAAP Results
(in thousands, except per share data)	Q4 2018	Q4 2017	YTD 2018	YTD 2017
Total Revenue	$65,662	$45,105	$228,366	$181,634
Gross Profit	$30,963	$21,334	$108,883	$87,174
Gross Margin	47.2%	47.3%	47.7%	48.0%
Operating Income	$1,905	$4,164	$2,322	$8,807
Operating Income as % of Total Revenue	2.9%	9.2%	1.0%	4.8%
Net Income	$3,608	$4,343	$1,303	$9,366
Net Income per Diluted Share	$0.13	$0.16	$0.05	$0.35

Non-GAAP Results*
(in thousands, except per share data)	Q4 2018	Q4 2017	YTD 2018	YTD 2017
Adjusted Net Income	$2,206	$4,172	$3,071	$10,041
Adjusted Net Income per Diluted Share	$0.08	$0.16	$0.11	$0.37

Adjusted EBITDA	7,528	7,011	22,465	23,516
Adjusted EBITDA as % of Total Revenue	11.5%	15.5%	9.8%	12.9%
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Business Results for the Quarters Ended September 30, 2018 and 2017

Revenue Detail Quarter
(in thousands)	Q4 2018	Q4 2017	Change	% Change
Product	$53,317	$40,881	$12,436	30.4%
Services	3,078	1,703	1,375	80.7%
Solutions	9,267	2,521	6,746	267.6%
Total revenue	$65,662	$45,105	$20,557	45.6%

North America, primarily United States	$49,222	$28,071	$21,151	75.3%
Europe, Middle East and Africa	9,335	10,344	(1,009)	(9.8)%
Asia	5,767	5,446	321	5.9%
Latin America	1,338	1,244	94	7.6%
Total revenue	$65,662	$45,105	$20,557	45.6%
Total revenue increased 45.6% to $65.7 million in the fourth fiscal quarter of 2018 from $45.1 million in the fourth fiscal quarter of 2017.
Product
Product revenue increased by $12.4 million, or 30.4%, in the fourth fiscal quarter of 2018 compared to the fourth fiscal quarter of 2017. This included $8.0 million of incremental revenue from Accelerated Concepts, Inc. ("Accelerated"), which we acquired in January 2018 as well as revenue growth in our cellular products and embedded modules.
Services
Services revenue increased by $1.4 million, or 80.7%, in the fourth fiscal quarter of 2018 compared to the fourth fiscal quarter of 2017. This growth was driven primarily by revenues of our Digi Wireless Design Services group.
Solutions
Solutions revenue increased by $6.7 million, or 267.6%, in the fourth fiscal quarter of 2018 compared to the fourth fiscal quarter of 2017. This was driven by the growth of our SmartSense by Digi™ business and includes $5.6 million of incremental revenue from TempAlert LLC (“TempAlert”), which we acquired in October 2017. As of September 30, 2018, we were servicing over 54,000 sites, which is an increase from the nearly 48,000 sites as of June 30, 2018.
Gross profit was $31.0 million, or 47.2% of revenue in the fourth fiscal quarter of 2018 compared to $21.3 million, or 47.3% of revenue for the fourth fiscal quarter of 2017. This $9.7 million increase was primarily the result of increased sales related to the acquisition of Accelerated, increased Solutions business sales, and increased sales of our embedded modules and cellular products. Gross profit was negatively impacted by increased costs associated with our manufacturing transition, product and customer mix in both products and solutions, and increased amortization of intangibles expense, primarily related to our acquisitions of TempAlert and Accelerated.
Operating income for the fourth fiscal quarter of 2018 was $1.9 million, or 2.9% of revenue, as compared to $4.2 million, or 9.2% of revenue, for the fourth quarter of fiscal 2017. The decline was a result of an increase of $11.9 million of operating expenses. This increase was primarily due to increased contingent consideration expenses of $4.1 million, as we incurred expenses of $1.1 million in the fourth quarter of fiscal 2018 and a benefit of $3.0 million in the fourth quarter of fiscal 2017. In addition, operating expenses in the fourth quarter of fiscal 2018 included incremental costs associated with TempAlert acquired in October 2017, and $3.0 million of incremental expenses related to Accelerated, acquired in January 2018. We also had increased incentive-based compensation expenses in the fourth quarter of fiscal 2018 compared to the same period in the prior fiscal year. This was partially offset by increased gross profit of $9.7 million discussed above.
Net income was $3.6 million in the fourth fiscal quarter of 2018, or $0.13 per diluted share, compared to $4.3 million, or $0.16 per diluted share, in the fourth fiscal quarter of 2017.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Adjusted EBITDA in the fourth fiscal quarter of 2018 was $7.5 million, or 11.5% of total revenue, compared to $7.0 million, or 15.5% of total revenue, in the fourth fiscal quarter of 2017. Included in Adjusted EBITDA for the fourth fiscal quarter of 2018 is $1.0 million of contingent consideration expenses mostly related to the performance of Accelerated.
Business Results for the Years Ended September 30, 2018 and 2017

Revenue Detail Fiscal Year
(in thousands)	FY 2018	FY 2017	Change	% Change
Product	$191,050	$166,480	$24,570	14.8%
Services	10,456	7,757	2,699	34.8%
Solutions	26,860	7,397	19,463	263.1%
Total revenue	$228,366	$181,634	$46,732	25.7%

North America, primarily United States	$163,397	$117,749	$45,648	38.8%
Europe, Middle East and Africa	39,211	39,403	(192)	(0.5)%
Asia	20,881	19,892	989	5.0%
Latin America	4,877	4,590	287	6.3%
Total revenue	$228,366	$181,634	$46,732	25.7%
Total revenue increased 25.7% to $228.4 million in fiscal 2018 from $181.6 million in fiscal 2017.
Product
Product revenue increased by $24.6 million, or 14.8%, in fiscal 2018 compared to fiscal 2017. This increase included $22.2 million of incremental revenue from Accelerated, which we acquired in January 2018.
Services
Services revenue increased by $2.7 million, or 34.8%, in fiscal 2018 compared to fiscal 2017, primarily related to increased revenues from our Digi Wireless Design services and Digi Remote Manager®.
Solutions
Solutions revenue increased by $19.5 million, or 263.1%, in fiscal 2018 compared to fiscal 2017. This was driven by the growth of our SmartSense by Digi™ business and includes $17.0 million of incremental revenue from TempAlert, which we acquired in October 2017.
Gross profit was $108.9 million, or 47.7% of revenue in fiscal 2018 compared to $87.2 million, or 48.0% of revenue for fiscal 2017. This $21.7 million increase was driven primarily by our acquisition of Accelerated and the increased revenue of our Solutions business. This was partially offset by increased costs associated with our manufacturing transition and increased amortization of intangibles expense in fiscal 2018 compared to fiscal 2017.
Operating income for fiscal 2018 was $2.3 million, or 1.0% of revenue, as compared to $8.8 million, or 4.8% of revenue, for fiscal 2017. This $6.5 million decline was a result of increased operating expenses of $28.2 million. This increase was primarily due to increased contingent consideration expenses of $5.7 million, as we incurred expenses of $1.4 million in fiscal 2018 and a benefit of $4.3 million in fiscal 2017. In addition, operating expenses in fiscal 2018 included incremental costs associated with TempAlert, acquired in October 2017, and $8.2 million of incremental expenses related to Accelerated, acquired in January 2018. We also had increased incentive-based compensation expenses in fiscal 2018 as compared to fiscal 2017. This was partially offset by increased gross profit of $21.7 million discussed above.
Net income was $1.3 million in fiscal 2018, or $0.05 per diluted share, compared to $9.4 million, or $0.35 per diluted share, in fiscal 2017.
Adjusted EBITDA in fiscal 2018 was $22.5 million, or 9.8% of total revenue, compared to $23.5 million, or 12.9% of total revenue, in fiscal 2017.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of September 30, 2018, Digi had:

•
Cash and cash equivalents and marketable securities balance of $62.8 million, a decrease of $52.2 million from the end of fiscal 2017. The decrease in cash is related directly to the purchase price and other costs associated with the TempAlert and Accelerated acquisitions. Cash and marketable securities increased sequentially by $8.1 million from the end of third quarter of fiscal 2018. Subsequent to the end of fiscal 2018, during the first quarter of fiscal 2019, we received $9.7 million from two customers of which $7.4 million was applied to accounts receivable.

•
Current and long-term contingent liabilities of $10.1 million, an increase of $3.7 million from the end of fiscal 2017. This increase is comprised of the addition of $2.3 million related to the fair value of contingent consideration for the Accelerated acquisition and an increase in fair value of $2.1 million in fiscal 2018 associated with better than expected performance by Accelerated. This was partially offset by a decrease of $0.7 million related to the Bluenica and FreshTemp® contingent consideration.

Corporate Headquarters Update
Subsequent to the end of fiscal 2018, on October 2, 2018, we sold our 130,000 square feet corporate headquarters building in Minnetonka, Minnesota. The sales price was $10.0 million in cash adjusted for certain selling costs and an escrow for the leaseback of the building for four months. At September 30, 2018 the net book value of the land, building and improvements was $5.2 million and listed as Assets Held for Sale on our Consolidated Balance Sheet. As a result, we recorded a $1.1 million tax benefit in the fourth quarter of fiscal 2018 because we are able to use credit loss carryforwards which previously had a valuation allowance. We expect to record a gain of approximately $4.5 million ($3.4 million net of deferred tax effects) in the first quarter of fiscal 2019.
In October 2018, we signed a thirteen-year lease agreement with minimum lease obligations of $15.9 million for 59,497 square feet of office space in Hopkins, Minnesota, which will serve as our new corporate headquarters and is approximately three miles from our current headquarters.
Customer Highlights
IoT PRODUCTS & SERVICES

•
A North American based global leader of IP video solutions for the bus and passenger rail industry has selected Digi’s WR44R router to offload video via Wi-Fi while the bus or train is at the depot. The solution will use LTE cellular to transmit maintenance data and live stream video in case of an emergency. Digi was selected for our vast experience in this application and the product’s ease of use. The project calls for an estimated 500 devices per year for approximately three years.

•
A global leader in the lottery and gaming management industry has developed a retail solution to dispense lottery instant games located in retail brick and mortar stores. The system provides insights, visibility and data for lotteries to better understand how products perform at retailer locations. Digi’s WR21 transport routers were selected to provide this access in order to deliver valuable data streams that simultaneously track and reconcile game sales in real-time. The solution mitigates operational costs for retailers associated with ticket theft.

•
A leading global industrial gas company has selected Digi for a connected tank monitoring solution using our Connect Sensor and Digi Remote Manager® products. The customer chose Digi based on the complete solution, cost savings and increase in data they will be able to capture to drive their logistics systems. The solution will begin to deploy in early calendar 2019.

•
A utility company in northern Germany, has elected to use Digi’s WR31 cellular routers to equip their local power distribution points with cellular monitoring due to their robust design and reliable operation. During the first phase 150 nodes will be replaced with a full roll-out that will cover several thousand sites.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

IoT SOLUTIONS

•
The VA Medical Center in Palo Alto, California, one of the largest VA centers in the country, selected SmartSense by Digi™ to monitor their pharmacy/lab, dietary, surgery and off-site clinics. We have currently deployed over 900 sensors.

•
Jenny Craig, with approximately 600 company-owned and franchised centers worldwide, will deploy SmartSense by Digi™ at their centers located in the United States and Canada to ensure proper temperatures are maintained for their freezers which store their food products.

•	SmartSense by Digi™ is now monitoring over 130 pharmacies at Giant Food Inc., a supermarket chain based in Maryland with 169 stores.

•	A large supermarket chain in Northeastern United States selected SmartSense by Digi™ to monitor their pharmacy freezers and refrigerators at over 150 of their sites.
Fiscal 2019 Guidance
For the first fiscal quarter of 2019, Digi projects revenue to be in a range of $56.0 million to $60.0 million. EPS is projected to be in a range of $0.03 loss per diluted share to $0.01 per diluted share. Adjusted EBITDA is projected to be between $4.0 million and $6.0 million.
For the full fiscal year 2019, Digi projects revenue to be in a range of $245.0 million to $255.0 million. EPS is projected to be in a range of $0.20 per diluted share to $0.35 per diluted share. Adjusted EBITDA is projected to be in a range of $24.0 million and $28.0 million.
Fourth Fiscal Quarter and Year-End 2018 Conference Call Details
As announced on October 2, 2018, Digi will discuss its fourth fiscal quarter and year-end 2018 results on a conference call on Thursday, November 15, 2018 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Gokul Hemmady, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 8883349. International participants may access the call by dialing (262) 912-4765 and entering passcode 8883349. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 8883349 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2017 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA and as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Investor Contact:

Gokul Hemmady
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: gokul.hemmady@digi.com

For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Fiscal year ended September 30,
	2018	2017	2018	2017
Revenue:
Product	$53,317	$40,881	$191,050	$166,480
Services and solutions	12,345	4,224	37,316	15,154
Total revenue	65,662	45,105	228,366	181,634
Cost of sales:
Cost of product	27,403	21,439	96,332	85,369
Cost of services and solutions	6,543	1,920	20,280	7,647
Amortization of intangibles	753	412	2,871	1,444
Total cost of sales	34,699	23,771	119,483	94,460
Gross profit	30,963	21,334	108,883	87,174
Operating expenses:
Sales and marketing	11,987	8,398	44,517	33,955
Research and development	8,605	7,262	33,178	28,566
General and administrative	8,355	1,510	28,565	13,331
Restructuring charges, net	111	—	301	2,515
Total operating expenses	29,058	17,170	106,561	78,367
Operating income	1,905	4,164	2,322	8,807
Other income, net:
Interest income, net	89	219	420	608
Other income (expense), net	85	(134)	48	76
Total other income, net	174	85	468	684
Income before income taxes	2,079	4,249	2,790	9,491
Income tax (benefit) provision	(1,529)	(94)	1,487	125
Net income	$3,608	$4,343	$1,303	$9,366

Net income per common share:
Basic	$0.13	$0.16	$0.05	$0.35
Diluted	$0.13	$0.16	$0.05	$0.35
Weighted average common shares:
Basic	27,323	26,557	27,083	26,432
Diluted	28,160	26,885	27,652	27,099

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended September 30,		Fiscal year ended September 30,
	2018	2017	2018	2017
Net income	$3,608	$4,343	$1,303	$9,366
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	193	1,984	(865)	2,041
Change in net unrealized gain (loss) on investments	10	(12)	(31)	(14)
Less income tax (provision) benefit	(3)	4	6	5
Reclassification of realized loss on investments included in net income (1)	—	—	31	—
Less income tax benefit (2)	—	—	(8)	—
Other comprehensive income (loss), net of tax	200	1,976	(867)	2,032
Comprehensive income	$3,808	$6,319	$436	$11,398
(1) Recorded in Other income (expense), net on our Consolidated Statements of Operations.
(2) Recorded in Income tax (benefit) provision in our Consolidated Statements of Operations.

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$58,014	$78,222
Marketable securities	4,736	32,015
Accounts receivable, net	50,817	28,855
Inventories	41,644	30,238
Receivable from sale of business	—	1,998
Other	2,613	3,032
Total current assets	157,824	174,360
Marketable securities, long-term	—	4,753
Property, equipment and improvements, net	6,270	12,801
Identifiable intangible assets, net	39,320	11,800
Goodwill	154,535	131,995
Deferred tax assets	6,665	9,211
Other	1,291	269
Assets held for sale	5,220	—
Total assets	$371,125	$345,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,911	$6,240
Accrued compensation	8,190	4,325
Accrued warranty	1,172	987
Accrued professional fees	1,367	928
Unearned revenue	2,579	1,343
Contingent consideration on acquired businesses	5,890	388
Accrued restructuring	453	1,656
Other	2,413	2,113
Total current liabilities	34,975	17,980
Income taxes payable	851	877
Deferred tax liabilities	334	534
Contingent consideration on acquired businesses	4,175	6,000
Other non-current liabilities	510	654
Total liabilities	40,845	26,045
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 33,812,838 and 33,007,993 shares issued	338	330
Additional paid-in capital	255,936	245,528
Retained earnings	151,748	150,478
Accumulated other comprehensive loss	(23,526)	(22,659)
Treasury stock, at cost, 6,385,336 and 6,436,578 shares	(54,216)	(54,533)
Total stockholders’ equity	330,280	319,144
Total liabilities and stockholders’ equity	$371,125	$345,189

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal years ended September 30,
	2018	2017
Operating activities:
Net income	$1,303	$9,366
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	2,835	2,900
Amortization of identifiable intangible assets	9,435	2,597
Stock-based compensation	4,854	4,659
Excess tax benefits from stock-based compensation	—	(326)
Deferred income tax provision	(508)	(2,108)
(Gain) loss on sale of property, equipment and improvements	(622)	—
Change in fair value of contingent consideration	1,377	(4,364)
Bad debt/product return provision	1,120	361
Inventory obsolescence	2,056	1,850
Restructuring charges	301	2,515
Other	67	(9)
Changes in operating assets and liabilities (net of acquisitions)	(24,996)	(14,966)
Net cash (used in) provided by operating activities	(2,778)	2,475
Investing activities:
Purchase of marketable securities	—	(61,964)
Proceeds from maturities and sales of marketable securities	32,032	87,105
Proceeds from sale of Etherios	2,000	3,000
Acquisition of businesses, net of cash acquired	(56,258)	(30,111)
Proceeds from sale of property and equipment	731	—
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(1,842)	(1,773)
Net cash used in investing activities	(23,337)	(3,743)
Financing activities:
Acquisition earn-out payments	—	(518)
Excess tax benefits from stock-based compensation	—	326
Proceeds from stock option plan transactions	5,460	3,502
Proceeds from employee stock purchase plan transactions	1,115	685
Purchases of common stock	(748)	(938)
Net cash provided by financing activities	5,827	3,057
Effect of exchange rate changes on cash and cash equivalents	80	706
Net (decrease) increase in cash and cash equivalents	(20,208)	2,495
Cash and cash equivalents, beginning of period	78,222	75,727
Cash and cash equivalents, end of period	$58,014	$78,222

Supplemental schedule of non-cash investing and financing activities:
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$(78)	$(36)
Liability related to acquisition of business	$(2,300)	$(1,310)

Digi International Reports Fourth Fiscal Quarter and Full Year 2018 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and
Adjusted Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended September 30,				Fiscal years ended September 30,
	2018		2017		2018		2017
Net income and net income per diluted share	$3,608	$0.13	$4,343	$0.16	$1,303	$0.05	$9,366	$0.35
Restructuring reserve	111	—	—	—	301	0.01	2,515	0.09
Tax effect from restructuring reserve	(24)	—	—	—	(71)	—	(880)	(0.03)
Discrete tax (benefits) expense (1)	(1,489)	(0.05)	(171)	(0.01)	1,538	0.06	(960)	(0.04)
Adjusted net income and adjusted net income per diluted share (2)	$2,206	$0.08	$4,172	$0.16	$3,071	$0.11	$10,041	$0.37
Diluted weighted average common shares		28,160		26,885		27,652		27,099

(1)
Discrete tax (benefits) expense includes one-time adjustments for the re-measurement of deferred tax assets and adoption of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by a net tax benefits for the release of a valuation allowance against U.S. federal capital loss carryforward related to expected capital gains tax in fiscal 2019 as a result of the sale of our Corporate Headquarters building in October 2019 and reversals of tax reserves due to the expiration of statutes of limitation and certain domestic tax credits.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Net Income to Adjusted EBITDA
(In thousands of dollars)

	Three months ended September 30,				Fiscal years ended September 30,
	2018		2017		2018		2017
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$65,662	100.0%	$45,105	100.0%	$228,366	100.0%	$181,634	100.0%

Net income	$3,608		$4,343		$1,303		$9,366
Interest income, net	(89)		(219)		(420)		(608)
Income tax (benefit) provision	(1,529)		(94)		1,487		125
Depreciation and amortization	3,264		1,468		12,270		5,497
Stock-based compensation	1,256		1,157		4,854		4,659
Restructuring charges, net	111		—		301		2,515
Acquisition expense	907		356		2,670		1,962
Adjusted EBITDA	$7,528	11.5%	$7,011	15.5%	$22,465	9.8%	$23,516	12.9%